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                            ACTION BY WRITTEN CONSENT
                                OF THE HOLDERS OF
                           SERIES A PREFERRED STOCK OF
                     SALES MARKETING ADMINISTRATION RESEARCH
                           TRACKING TECHNOLOGIES, INC.

                            -------------------------

         The undersigned, being the holders of a majority of the issued and outstanding shares of Series A Preferred Stock, par value $0.001 per share (the "Series A Stock") of Sales Marketing Administration Research Tracking Technologies, Inc., a Delaware corporation (the "Corporation"), pursuant to
Section 228 of the General Corporation Law of the State of Delaware (the "DGCL"), hereby adopt the following resolutions by written consent to be effective as of July 9, 1999:

Approval of Merger and Agreement and Plan of Reorganization.

         WHEREAS, the Corporation has entered into that certain Agreement and Plan of Reorganization, dated as of May 12, 1999, by and among the Corporation, i2 Technologies, Inc., a Delaware corporation ("i2"), and Intelligent Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of i2 ("MergerSub"), in the form attached to the Consent Solicitation/Prospectus dated June 23, 1999 (together with all exhibits and schedules attached thereto, the "Merger Agreement"), providing for the merger of MergerSub with and into the Corporation upon the terms and conditions stated in the Merger Agreement (the "Merger");

         WHEREAS, the Board of Directors of the Corporation has adopted and approved the Merger Agreement and Merger, and submitted the same to the holders of capital stock of the Corporation for approval by executing this Consent, among other written consents.

         NOW, THEREFORE, BE IT RESOLVED, that the Merger, the Merger Agreement and the other transaction documents and instruments contemplated by the Merger Agreement be and they hereby are, authorized and approved;

Termination of Stockholder Agreements.

         WHEREAS, Section 7.3(l) of the Merger Agreement requires that all agreements among the Corporation and any of its securityholders or optionholders, or among and of the Corporation's securityholders or optionholders, providing for registration rights, rights of first refusal, rights of co-sale, rights relating to the voting of the Corporation's securities, rights requiring the Corporation to obtain the consent or approval of any


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         such securityholders or optionholders prior to taking or failing to take any action, shall be terminated effective immediately prior to the Closing, except to the extent that such provisions would otherwise cease to apply to the Corporation and i2 securities upon Closing;

         WHEREAS, the Corporation and the holders of Preferred Stock and Common Stock of the Corporation entered into that certain Second Amended and Restated Investors' Rights Agreement, dated October 30, 1997 (the "Rights Agreement"), which provides these holders, among other things, registration rights, indemnification with respect to registration, market stand-off obligations, rights to receive certain financial statements from the Corporation, a right to inspect the books and records of the Corporation, and a right of first offer to purchase new equity securities issued by the Corporation after the date of the agreement;

         WHEREAS, the Corporation, certain officers and managers of the Corporation, and certain holders of Preferred Stock and Common Stock entered into that certain Second Amended and Restated Co-Sale and First Refusal Agreement, dated October 30, 1997 (the "Co-Sale Agreement"), pursuant to which the officers and managers that are parties thereto provided the other parties with a right of first refusal to purchase any shares proposed to be transferred by such officers and managers and a right of co-sale in connection with any such transfer; and

         WHEREAS, the Corporation, certain holders of Common Stock, and certain holders of Preferred Stock and Common Stock entered into that certain Voting Agreement, dated October 30, 1997, as amended and restated on June 22, 1998 (the "Voting Agreement"), pursuant to which the parties thereto agreed to vote their respective shares for the election to and removal from the Corporation's Board of Directors of persons designated by certain groups, and the Corporation agreed to enter into indemnification agreements with such director designees.

         NOW, THEREFORE, BE IT RESOLVED, that effective immediately prior to and conditioned upon the Closing (as defined in the Merger Agreement), the Rights Agreement, the Co-Sale Agreement, and the Voting Agreement shall be terminated and shall thereafter have no further force or effect; provided, however, that in the event that the Merger Agreement is terminated prior to the Closing, this resolution shall have no force or effect and each of the aforementioned agreements shall continue in full force and effect in accordance with their respective terms and conditions.

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Conversion of Series A Stock.

         WHEREAS, pursuant to Section 4(b) of Article V of the Certificate of Incorporation, as amended, of the Corporation, each share of Series A Stock shall automatically be converted into shares of Common Stock at the then effective rate immediately upon the date specified by written consent of the holders of at least a majority of the then outstanding shares of Series A Stock; and

         WHEREAS, each share of Series A Stock is convertible into three (3) shares of the Corporation's Common Stock, par value $0.001 per share.

         NOW, THEREFORE, BE IT RESOLVED, that the undersigned holders of the Series A Stock hereby elect to convert, immediately prior to, and conditioned upon the Closing of, the Merger, each share of Series A Stock into three (3) shares of Common Stock; provided, however, that in the event that the Merger Agreement is terminated prior to the Closing, this election to convert shall be null and void and have no force or effect and such Series A Stock shall remain outstanding with the same rights, preferences and privileges as the rights, preferences and privileges they have as of the date hereof.


         This Consent shall be filed with the Minutes of the proceedings of the Board of Directors and stockholders.

         This Consent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Consent to be effective as of the day and year first identified above.


AUSTIN VENTURES IV-A, L.P.
By: AV Partners IV, L.P.



By:
   -----------------------------
         William P. Wood
         Partner


AUSTIN VENTURES IV-B, L.P.
By: AV Partners IV, L.P.



By:
   -----------------------------
         William P. Wood
         Partner


HAYDEN FAMILY PARTNERSHIP, LTD.



By:
   -----------------------------
         Billy H. Hayden
         General Partner



          SIGNATURE PAGE TO CONSENT OF SERIES A PREFERRED STOCKHOLDERS


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